EXHIBIT 99.1

CONTACT

ALENA CHUPRAKOVA

SMTP, INC.

877-705-9362

alena@smtp.com

SMTP ANNOUNCES $2.5 MILLION FINANCING AGREEMENT

Financing provides access to capital as needed to support continued growth of core business and to complete strategic business acquisitions.

Las Vegas, NV (May 24, 2013) – SMTP, Inc. (OTCBB: SMTP), a global provider of email delivery services, today announced that it has entered into an Investment Agreement (the “Investment Agreement”) with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”).

Dutchess committed to purchase, subject to certain restrictions and conditions, up to $2.5 million of SMTP common stock, over a period of 36 months at managements discretion following the effectiveness of the registration statement registering for resale the share purchased by Dutchess pursuant to the Investment Agreement.

Semyon Dukach, SMTP’s Chairman, stated, “This arrangement provides us with the ability to access capital as we need it, and at share prices that reflect our progress as we improve our core business and complete strategic business acquisitions to increase cash earnings and increase cash dividends.”

SMTP is actively engaged in the process to identify additional acquisition candidates and negotiate transactions which contribute increased cash earnings and can lead to increasing cash dividends for common stock holders.

SMTP does not intend to disclose developments with respect to its evaluation of strategic acquisitions unless and until the evaluation of all proposals and alternatives has been completed and the company has entered into a definitive transaction. There can be no assurances that the company will enter into any strategic acquisition, or as to the timing, terms or results of any such transaction.

Key aspects of the agreement with Dutchess include:

•

SMTP initiates and controls the timing and amount of any sales of common stock to Dutchess.

•

The sale prices will be based on the prevailing market price at the time of each sale and SMTP will know the sales price before directing Dutchess to purchase common stock.

•

SMTP is not required to sell the entire $2.5 million of common stock to Dutchess.

•

There are no limitations on the use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement.

•

SMTP may terminate the purchase agreement at any time, at its discretion, without any additional cost or penalty.

•

There are no warrants issued in connection with the purchase agreement.

Additional details are available in the Company's SEC filing on Form 8-K.

ABOUT SMTP, Inc.

SMTP is a leading provider of services to facilitate email delivery, including bulk and transactional sending, reputation management, compliance auditing, abuse processing and issue resolution. Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves. SMTP, Inc. is headquartered in Las Vegas, Nevada, and can be found on the web at http://www.smtp.com.

About Dutchess Capital

Dutchess Capital was founded in 2000. Since then, Dutchess has been a market leader and innovator in providing unique financing structures for publicly-traded companies.

Dutchess has transacted over $2 billion in ELF commitments globally. Dutchess has over 10 years of experience assisting companies throughout the process.  Dutchess sources worldwide investment opportunities, with offices in Boston, New York, Seoul, Beijing and London. For more information, visit: www.dutchesscapital.com

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.